Exhibit 4.5

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE DATED AS OF NOVEMBER 2, 2017

TO

SUBORDINATED DEBT INDENTURE DATED OCTOBER 31, 2014

BETWEEN

STATE STREET CORPORATION

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

THIS FIRST SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) is dated as of November 2, 2017 between STATE STREET CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts, as the Company, and Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee. All terms used in this Supplemental Indenture which are defined in the Subordinated Debt Indenture dated as of October 31, 2014 between said parties (as supplemented or amended prior to the date hereof, the “Original Indenture”), and are not otherwise defined in this Supplemental Indenture, shall have the meanings assigned to them in the Original Indenture.

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to the Original Indenture;

WHEREAS, Section 901(5) of the Original Indenture provides that without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series issued prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

WHEREAS, the Company wishes to make certain changes relating to events of default, remedies, permitted transfers and covenant defeasance, with the amendments applying only to Securities issued after the time this Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of, any other Securities;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the covenants and other provisions set forth in this Supplemental Indenture and the Original Indenture, the Company and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE 1

Amendment of Original Indenture

Section 1.01. Applicability. Section 1.02 of this Supplemental Indenture (a) shall, except as otherwise may be provided pursuant to Section 301 of the Original Indenture with respect to any particular Security issued after the date hereof, apply to Securities issued after the execution of this Supplemental Indenture and (b) shall not apply to, or modify the rights of Holders of, any Securities issued before such execution. For purposes of this Section 1.01, a Security shall be deemed to be issued at the time of the original issuance of the Security pursuant to Section 301. The Trustee shall have no obligation to determine whether any Security has been issued after or before the execution of this Supplemental Indenture. The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any such determination made by the Company.

Section 1.02. Amendments

(a) The eighth paragraph of Section 203 of the Original Indenture is hereby amended to read in its entirety as follows:

“[Payment of principal on the Securities may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration in the case of a default in the performance of any covenant of the Company, including the payment of principal or interest. In case a Default with respect to this Security shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the Securities through appropriate judicial proceedings. The Indenture defines a Default to include, without limitation, default for 30 days in the payment of principal of these Securities when due and default for 30 days in any payment of interest on any Security of this series.]”

(b) The first sentence of the definition of “Event of Default” contained in Section 501 of the Original Indenture is hereby amended by deleting the existing parenthetical therein and replacing such parenthetical with the following:

“(whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body)”

(c) Section 501 of the Original Indenture is hereby amended by adding the following paragraph at the end of such Section:

“For the avoidance of doubt, the events described in clauses (1) and (2) of this Section 501, insofar as they relate to the Bank, shall not constitute an Event of Default.”

(d) The first paragraph of Section 503 of the Original Indenture is hereby amended to read in its entirety as follows:

“The Company covenants that if

(1) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

(2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof and such default continues for a period of 30 days,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal (and premium, if any) and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.”

(e) The definition of “Default” contained in Section 503(3) of the Original Indenture is hereby amended by deleting the existing clauses (E) and (F) and replacing them with the following, and references in the Original Indenture to “Default” shall mean Default as such term is so amended:

“(E) [OMITTED]

(F) [OMITTED]”

(f) The first paragraph of Section 801 of the Original Indenture is hereby amended to read in its entirety as follows:

“The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person (other than the conveyance, transfer or lease of its properties and assets substantially as an entirety to one or more of the Company’s Subsidiaries) unless:”

(g) Section 901 of the Original Indenture is hereby amended by deleting the existing Clause (10) and replacing such Clause with the following:

“(10) to conform the text of this Indenture or the Securities of any series to any provision of the section entitled “Description of Debt Securities,” or any similarly captioned section in a prospectus, prospectus supplement, offering memorandum or offering circular relating to the offering of such series of Securities as evidenced in an Officer’s Certificate provided to the Trustee.”

(h) Section 1303 of the Original Indenture is hereby amended to read in its entirety as follows, and references in the Original Indenture to “Covenant Defeasance” shall mean Covenant Defeasance as such term is defined in Section 1303 as so amended:

“Upon the Company’s exercise of its option (if any) to have this Section applied to any Securities or any series of Securities, as the case may be, (1) the Company shall be released from its obligations under Section 1005 and any covenants provided pursuant to Section 301(18), 901(2) or 901(7) for the benefit of the Holders of such Securities, (2) the occurrence of any event specified in Section 503(3)(D) (with respect to Section 1005 and any covenants provided pursuant to Section 301(18), 901(2) or 901(7) for the benefit of the Holders of such Securities) shall be deemed not to be or result in an Event of Default or a Default and (3) the provisions of Article Fourteen shall cease to be effective, in each case, with respect to such Securities as provided in this Section on and after the date the conditions set forth in Section 1304 are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to such Securities, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein to any such Section or Article or by reason of any reference in any such Section or Article to any other provision herein or in any other document, but the remainder of this Indenture and such Securities shall be unaffected thereby. For the avoidance of doubt, following a Covenant Defeasance with respect to any Securities or series of Securities, the Trustee may not exercise any right of the Trustee or the Holders under Section 503 because of a Default specified in clause (2) of this Section 1303.”

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as otherwise expressly provided in this Supplemental Indenture, all provisions, terms and conditions of the Original Indenture are in all respects ratified and confirmed and shall remain in full force and effect. To the extent set forth in Section 1.01 above, this Supplemental Indenture shall be a part of the Indenture.

Section 2.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.04. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first above written.

STATE STREET CORPORATION

By:	/s/ John Slyconish
Name: John Slyconish
Title: Executive Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President